EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Contact Information
Tim Dolan
Investor Contact
timothy.dolan@icrinc.com
617-956-6727
Gregg Waldon
Chief Financial Officer
gregg.waldon@softbrands.com
612-851-1805
Susan Eich
Media Contact
susan.eich@softbrands.com
612-851-6205
SOFTBRANDS ANNOUNCES SECOND QUARTER FISCAL 2007 RESULTS
MINNEAPOLIS— May 15, 2007—SoftBrands, Inc. (Amex: SBN), a global supplier of enterprise application software, today announced its financial results for the second quarter ended March 31, 2007.
Revenues for the second quarter of fiscal 2007 were $21.4 million, an increase of 23% compared with revenues of $17.4 million in the second quarter fiscal 2006. The year-over-year increase in revenue was primarily the result of the acquisition of HIS in fourth quarter fiscal 2006. Maintenance revenue accounted for 63 percent of total revenues in the current quarter, an increase from 60 percent of revenues in the second quarter of fiscal 2006.
SoftBrands reported an operating loss of $1.8 million in the second quarter of fiscal 2007, compared with an operating loss of $1.3 million in the second quarter of fiscal 2006. The company reported a net loss available to common shareholders of $3.3 million, or $0.08 per diluted share, for second quarter fiscal 2007, compared with a loss of $1.6 million, or a loss of $0.04 per diluted share, for the prior year’s quarter.
“The early stages of our growth initiatives, combined with the timing of large transactions, can cause variability in our quarter-to-quarter results, and we experienced the positive and negative impact associated with this during the first half of fiscal 2007. As we previewed on April 10, our financial performance in the second quarter was below our original expectations,” said Randy Tofteland, SoftBrands president and chief executive officer.

“Our hospitality business was the primary cause of the revenue shortfall in the second quarter. However, we are confident about hospitality’s long-term outlook due to the strong results of this business during the prior two quarters. In addition, we have a solid pipeline of opportunities that includes large potential projects with customers already in the process of being implemented,” said Tofteland. “In manufacturing, we were closer to plan in the second quarter, and since that time, SoftBrands has been selected in two strategic SAP B1 Large deals. These wins have the potential to open the door to additional opportunities over the long term. We are optimistic about our manufacturing business given this progress in large accounts and the momentum we are seeing in our channel activities.”
“While the revenue shortfall in the second quarter impacts our full year outlook, we expect to post sequential improvement in revenue during the third and fourth quarters. Success in doing so would lead to operating margins in the low single digits for the year, including non-cash stock compensation and amortization of intangibles expenses, which have a combined five percentage point impact on operating margin. This would represent a material year-over-year improvement in operating profit for the fiscal year,” said Tofteland.
Highlights of the second quarter and other recent developments include:
•	SoftBrands added key manufacturing channel partners to represent Fourth Shift Edition for SAP Business One and Fourth Shift Edition PPS, including Visio, a gold partner in France; Uniorg, Part and CIB, all gold partners in Germany; and Neusoft Group, Ltd., one of China’s largest IT training academies and software outsourcing businesses.

•	SoftBrands entered into a sales and marketing services agreement with Kerry Hotels that creates a new hotel group called The Karyon Collection, by Kerry Hotels. Through this partnership, member hotels that use SoftBrands’ Karyon travel distribution service can take advantage of Kerry Hotels’ representation service.

•	Best Western International endorsed the SoftBrands’ Medallion property management system by certifying the Medallion Best Western two-way interface, clearing the way for potential selection of Medallion by more than 2,400 Best Western hotels in North America.

•	China Travel Services (CTS) and SoftBrands entered into a business partnership. CTS’ Metropark hotels will implement SoftBrands’ Epitome property management system across 10 properties in Greater China during the first phase of its implementation plan and Core central reservation system during the second phase.

•	FourthShift Edition PPS, SoftBrands’ ERP system designed for small and midsize make-to-order manufacturers, was recognized as an official SAP-certified add-on for SAP Business One. Certification from SAP verifies that the add-on software is properly integrated with SAP Business One, sharing data appropriately and efficiently.

In the company’s manufacturing business, second quarter fiscal 2007 revenues were $12.1 million, compared with $13.0 million in the fiscal 2006 period. Second quarter fiscal 2007 operating income in manufacturing was $770,000, an increase compared to $140,000 in the prior year’s second quarter.
In the company’s hospitality business, second quarter fiscal 2007 revenues were $9.3 million, a significant increase from $4.4 million in the prior year’s quarter due to the acquisition of HIS. In second quarter fiscal 2007, SoftBrands’ hospitality business generated an operating loss of $2.6 million, compared to an operating loss of $1.5 million in the second quarter of fiscal 2006.
From a geographic perspective, 60 percent of our revenues were generated in the Americas in the quarter; 26 percent in the EMEA region; and 14 percent in the Asia Pacific region. This compares to a respective mix of 54 percent, 34 percent and 12 percent in the prior year’s quarter.
Six Month Results
SoftBrands reported an operating loss of $351,000 for the first half of fiscal 2007, compared with an operating loss of $2.1 million for the first six months of fiscal 2006. The company reported a net loss available to common shareholders of $3.3 million for the fiscal 2007 six-month period, or a loss of $0.08 cents per diluted share, compared with a loss of $2.1 million, or a loss of $0.05 per diluted share in the fiscal 2006 period.
Revenues for the six months ended March 31, 2007 were $46.4 million, compared with $34.1 million in the 2006 period, primarily as a result of the HIS acquisition.
Cash and Liquidity
As of March 31, 2007, SoftBrands had $15.3 million in cash and cash equivalents, an increase of 20 percent from $12.8 million at the end of the previous quarter. The increase in cash was driven by $3.1 million in cash from operations during the quarter. A $3.1 million increase in deferred revenue was the primary contributor to the positive cash flow in the second quarter.
Conference Call
SoftBrands will hold its second quarter earnings conference call at 5:30pm Eastern Time on May 15, 2007. Interested parties may listen to the call by dialing 866-700-7477 or international 617-213-8840 (passcode: 41951775). A live webcast will also be available at SoftBrands’ website at www.softbrands.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time. A replay will be available approximately one hour after the conference call concludes and will remain available through May 22, 2007. The replay number is 888-286-8010 and international 617-801-6888 (passcode: 63770856). The webcast will be archived on SoftBrands’ website for approximately one year.

Forward-Looking Statements
All statements other than historical facts included in this release regarding future operations are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of SoftBrands and on information currently available to us. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in filings by SoftBrands with the SEC, including:
•	Changes in the economy, natural disasters, disease or other events that affect the manufacturing and hospitality segments or the geographies we serve;

•	Our increasing dependence upon our relationship with SAP;

•	Our ability to effectively integrate the HIS business;

•	Our ability to timely complete and introduce, and the market acceptance of our new products;

•	Our ability to properly document our sales consistent with the manner in which we recognize revenue;

•	Our ability to manage international operations;

•	Our ability to maintain and expand our base of clients on software maintenance programs;

•	The effects of and our ability to rapidly adapt to changes in standards for operating systems, databases and other technologies; and

•	Our ability to successfully upgrade our financial systems
About SoftBrands
SoftBrands, Inc. is a leader in providing software solutions for businesses in the manufacturing and hospitality industries worldwide. The company has established a global infrastructure for distribution, development and support of enterprise software, and has approximately 5,000 customers in more than 100 countries actively using its manufacturing and hospitality products. SoftBrands, which has approximately 875 employees, is headquartered in Minneapolis, Minn., with branch offices in Europe, India, Asia, Australia and Africa. Additional information can be found at http://www.softbrands.com.
Tables Follow

SoftBrands, Inc.
Consolidated Balance Sheets

	March 31,	September 30,
(In thousands, except share and per share data)	2007	2006
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$15,345	$14,520
Accounts receivable, net	10,124	7,555
Prepaid expenses and other current assets	4,041	3,542

Total current assets	29,510	25,617

Furniture, fixtures and equipment, net	2,637	2,787
Restricted cash	78	73
Goodwill	34,761	35,021
Intangible assets, net	9,090	10,844
Other long-term assets	627	705

Total assets	$76,703	$75,047

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current portion of long-term obligations	$3,893	$2,618
Accounts payable	1,659	2,110
Accrued expenses	8,341	6,870
Accrued restructuring costs	355	936
Deferred revenue	25,685	22,560
Other current liabilities	1,360	1,288

Total current liabilities	41,293	36,382
Long-term obligations	17,824	19,302
Other long-term liabilities	1,075	835

Total liabilities	60,192	56,519
Commitments and contingencies
Stockholders’ equity:
Series A and undesignated preferred stock, $.01 par value; 10,647,973 shares authorized; no shares issued or outstanding	—	—
Series B convertible preferred stock, $.01 par value; 4,331,540 shares authorized, issued and outstanding; liquidation value of $4,591	5,068	5,068
Series C-1 convertible preferred stock, $.01 par value; 18,000 shares authorized, issued and outstanding; liquidation value of $18,000 plus unpaid dividends	18,000	18,000
Series D convertible preferred stock, $.01 par value; 6,673 shares authorized, 6,000 shares issued and outstanding; liquidation value of $6,000 plus unpaid dividends	5,051	5,051
Common stock, $.01 par value; 110,000,000 shares authorized; 41,253,625 and 41,024,960 shares issued and outstanding, respectively	412	410
Additional paid-in capital	173,954	173,791
Accumulated other comprehensive loss	(1,640)	(1,670)
Accumulated deficit	(184,334)	(182,122)

Total stockholders’ equity	16,511	18,528

Total liabilities and stockholders’ equity	$76,703	$75,047

SoftBrands, Inc.
Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	March 31,		March 31,
(In thousands, except per share data)	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Software licenses	$2,871	$2,561	$8,333	$4,918
Maintenance and support	13,481	10,462	27,239	20,967
Professional services	4,407	3,707	9,345	7,062
Third-party software and hardware	666	646	1,503	1,171

Total revenues	21,425	17,376	46,420	34,118

Cost of revenues:
Software licenses	222	933	1,229	1,916
Maintenance and support	4,193	3,294	8,099	6,542
Professional services	4,294	3,214	8,633	6,254
Third-party software and hardware	563	433	1,141	775

Total cost of revenues	9,272	7,874	19,102	15,487

Gross profit	12,153	9,502	27,318	18,631

Operating expenses:
Selling and marketing	4,763	3,169	9,975	5,957
Research and product development	3,853	2,553	7,175	4,992
General and administrative	5,330	5,106	10,519	9,829

Total operating expenses	13,946	10,828	27,669	20,778

Operating loss	(1,793)	(1,326)	(351)	(2,147)

Interest expense	(472)	(2)	(944)	(6)
Other income, net	(89)	88	(40)	173

Loss from continuing operations before provision for income taxes	(2,354)	(1,240)	(1,335)	(1,980)

Provision for income taxes	457	92	973	5

Loss from continuing operations	(2,811)	(1,332)	(2,308)	(1,985)

Discontinued operations:
Income (loss) from discontinued operations, net of tax	—	(38)	—	388

Net loss	(2,811)	(1,370)	(2,308)	(1,597)
Preferred stock dividends	(491)	(273)	(982)	(546)

Net loss available to common shareholders	$(3,302)	$(1,643)	$(3,290)	$(2,143)

Basic and diluted earnings (loss) per common share:
Continuing operations	$(0.08)	$(0.04)	$(0.08)	$(0.06)
Discontinued operations	0.00	0.00	0.00	0.01

Net loss available to common shareholders	$(0.08)	$(0.04)	$(0.08)	$(0.05)

Weighted-average common shares outstanding:
Basic and diluted	41,192	40,137	41,121	40,088

SoftBrands, Inc.
Supplemental Financial Information
(Unaudited, in thousands)
Revenues and Operating Income (Loss)

	Three Months Ended March 31,
	2007		2006		% Change
		Operating		Operating		Operating
		Income		Income		Income
	Revenues	(Loss)	Revenues	(Loss)	Revenues	(Loss)
Manufacturing	$12,119	$770	$12,962	$140	-6.5%	450.0%
Hospitality	9,306	(2,563)	4,414	(1,466)	110.8%	-74.8%

Total	$21,425	$(1,793)	$17,376	$(1,326)	23.3%	-35.2%

	Six Months Ended March 31,
	2007		2006		% Change
		Operating		Operating		Operating
		Income		Income		Income
	Revenues	(Loss)	Revenues	(Loss)	Revenues	(Loss)
Manufacturing	$24,840	$1,991	$25,642	$809	-3.1%	146.1%
Hospitality	21,580	(2,342)	8,476	(2,956)	154.6%	20.8%

Total	$46,420	$(351)	$34,118	$(2,147)	36.1%	83.7%

SoftBrands, Inc.
Supplemental Financial Information
(Unaudited, in thousands)
Revenues by Segment and Type

	Three Months Ended March 31,
	2007			2006
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Software licenses	$1,233	$1,638	$2,871	$1,946	$615	$2,561
Maintenance and support	7,884	5,597	13,481	7,819	2,643	10,462
Professional services	2,815	1,592	4,407	2,917	790	3,707
Third-party software and hardware	187	479	666	280	366	646

Total	$12,119	$9,306	$21,425	$12,962	$4,414	$17,376

	Six Months Ended March 31,
	2007			2006
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Software licenses	$2,682	$5,651	$8,333	$3,705	$1,213	$4,918
Maintenance and support	15,957	11,282	27,239	15,681	5,286	20,967
Professional services	5,806	3,539	9,345	5,707	1,355	7,062
Third-party software and hardware	395	1,108	1,503	549	622	1,171

Total	$24,840	$21,580	$46,420	$25,642	$8,476	$34,118

SoftBrands, Inc.
Supplemental Financial Information
(Unaudited, in thousands)
Revenues by Segment and Geography

	Three Months Ended March 31,
	2007			2006
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Americas	$7,200	$5,685	$12,885	$7,643	$1,717	$9,360
Europe, Middle East and Africa	3,421	2,219	5,640	3,654	2,227	5,881
Asia Pacific	1,498	1,402	2,900	1,665	470	2,135

Total	$12,119	$9,306	$21,425	$12,962	$4,414	$17,376

	Six Months Ended March 31,
	2007			2006
	Manufacturing	Hospitality	Total	Manufacturing	Hospitality	Total
Americas	$14,392	$13,995	$28,387	$14,926	$3,131	$18,057
Europe, Middle East and Africa	7,115	4,610	11,725	7,212	4,150	11,362
Asia Pacific	3,333	2,975	6,308	3,504	1,195	4,699

Total	$24,840	$21,580	$46,420	$25,642	$8,476	$34,118